Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) dated as of July 14, 2020, is made and entered into by Organovo Holdings, Inc., a Delaware corporation (the “Company”) and Keith E. Murphy (“Mr. Murphy”). The Company and Mr. Murphy shall be referred to herein individually as a “Party,” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company’s Board of Directors (the “Board”) previously determined that it would be in the best interests of the Company and its stockholders, to maximize stockholder value, for the Company to complete a merger transaction (the “Merger”) with Tarveda Therapeutics, Inc. (“Tarveda”).

WHEREAS, the Company’s stockholders did not approve the Merger at a Special Meeting of Stockholders held on April 7, 2020 (the “Special Meeting”) to approve such transaction, and as a result, the Company terminated its agreement with Tarveda.

WHEREAS, following the Special Meeting, the Board continued to reach out to the Company’s two largest institutional stockholders, each of whom voted against the Merger at the Special Meeting, seeking to engage them on the Company’s strategic alternatives and how to maximize stockholder value.

WHEREAS, one of the Company’s engaged stockholders indicated its desire for the Board to consider opportunities in the 3D bioprinting field and suggested that the Board should speak with Mr. Murphy for potential business ideas.

WHEREAS, Mr. Murphy submitted an initial solicitation notice on May 31, 2020 (the “Stockholder Nomination”), providing notice of his intention to nominate Mr. Murphy, Douglas J. Cohen and Mr. Stern as nominees for election to the Board at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”).

WHEREAS, Mr. Murphy has engaged in discussions with the Company regarding the composition of the Board and the Company’s business, financial performance, and his strategic plan for the Company.

WHEREAS, the Board has reviewed and approved the qualifications of Mr. Murphy and Mr. Stern (the “Murphy Appointees”) to serve as directors on the Board in accordance with the criteria for service on the Board as set forth in the Company’s Corporate Governance Guidelines.

WHEREAS, the Board, based on the information certified to the Company by the Murphy Appointees, has determined that Mr. Stern qualifies as an “Independent Director” under the continued listing standards of the Nasdaq Stock Market (the “Nasdaq Rules”), but that Mr. Murphy does not qualify as an “Independent Director” under the Nasdaq Rules based on his position as an executive officer, director and controlling stockholder of Viscient Bio, Inc. (“Viscient”) with which the Company has entered into business transactions.

WHEREAS, Mr. Murphy has designated Doug Cohen, David Gobel and Alison Milhous to be appointed to the Board by the Company’s existing Board based on the vote of the Company’s stockholders on an advisory proposal at the 2020 Annual Meeting as set forth in this Agreement (each, an “Advisory Nominee,” and collectively, the “Advisory Nominees”).

WHEREAS, the Board has approved the qualifications of each of the Advisory Nominees to serve on the Board.

WHEREAS, the Company and Mr. Murphy each believe that it is in the best interests of the Company and its stockholders to enter into this Agreement and to resolve the composition of the Board and certain other matters set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound hereby, agree as follows:

1.    Board Matters; Board Appointments.

(a)    Appointment of Murphy Appointees.

(i)    Simultaneous with the execution of this Agreement by each of the Parties, the Company will take all necessary action to cause the Board to appoint each of the Murphy Appointees as Class III directors, with a term expiring at the 2020 Annual Meeting. In connection with this Agreement, two of the Company’s existing directors, Richard Maroun and David Shapiro, have submitted resignation letters from the Board and from each Board committee on which they serve, in the form attached hereto as Exhibit A, to be effective upon the execution of this Agreement by each of the Parties and the appointment of the Murphy Appointees.

(ii)    Following their appointment pursuant to this Agreement and during their respective service on the Board, the Murphy Appointees shall be invited to attend and participate in all meetings and actions of the Board and to receive all documents, materials and other information provided to the other non-employee directors; subject to exclusions in accordance with Delaware law and as necessary, based on the advice of counsel, to protect attorney-client privilege. .

(iii)    From their appointment to the Board, the Murphy Appointees shall receive in connection with and during their service on the Board : (A) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the Company’s non-employee directors, (B) cash compensation for their service on the Board in accordance with the terms of the Company’s Non-Employee Director Compensation Program, and (C) such other benefits on the same basis as all other non-employee directors on the Board, including, without limitation, having the Company (or legal counsel) prepare and file with the United States Securities and Exchange Commission (the “SEC”), at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are required to be filed by each director of the Company. Notwithstanding the foregoing and notwithstanding the terms of the Non-Employee Director Compensation Program, the Murphy Appointees, as in the case of the Company’s currently-serving non-employee directors, shall not be entitled to receive any equity awards for their services on the Board from their appointment through the date of the 2020 Annual Meeting. Following the date of the 2020 Annual Meeting, if the Advisor Proposal is approved by the requisite vote of stockholders and the Murphy Appointees are appointed to the Board, the Murphy Appointees so appointed will be entitled to receive all cash and equity compensation for their service on the Board in accordance with the terms of the Company’s Non-Employee Director Compensation Program, as such Program may be amended after the date of the 2020 Annual Meeting.

(b)    Advisory Nominees.

(i)    The Company shall appoint the Advisory Nominees to the Board immediately following the 2020 Annual Meeting, subject to an affirmative vote of the Company’s stockholders on the Advisory Nominees Proposal (as defined below).

(ii)    Each Advisory Nominee has: (A) completed and delivered to the Board the Company’s standard form of Director and Officer Questionnaire, (B) participated in one or more interview(s) with members of the Board, (C) been determined by the Board to qualify as an “Independent Director” under the Nasdaq Rules, (D) certified that such Advisory Nominee is not an officer, director or 5% or greater stockholder, and does not otherwise have a material interest, in Viscient or any Affiliate or Associate (as defined below) thereof, (E) agreed to submit an executed Nominee Side Letter, in the form attached hereto as Exhibit B, in which such Advisory Nominee consents and agrees to be subject to the terms and conditions of certain sections of this Agreement, (F) agreed to submit such additional information and certifications required for director nominees under Section 2.4 of the Company’s Amended and

Restated Bylaws, as in effect (the “Bylaws”) and (G) has agreed to furnish such additional information reasonably requested by the Board to evaluate his or her qualifications to serve on the Board.

(iii)    Mr. Murphy acknowledges and agrees that, in evaluating the acceptability of each of the Advisory Nominees to serve on the Board, the Board considered that the appointment of any such Advisory Nominee, both individually and collectively with the Murphy Appointees and the other Advisory Nominees, will result in: (A) more than a majority of the directors continuing after the 2020 Annual Meeting qualifying as “Independent Directors” under the Nasdaq Rules, (B) the Board, after the 2020 Annual Meeting, containing a sufficient number of female directors to comply with California law, and (C) at least one director serving after the 2020 Annual Meeting having the requisite financial experience to serve as Chair of the Audit Committee of the Board and to qualify as a “financial expert” as required by SEC rules and the Nasdaq Rules.

(c)    Board Policies and Procedures.

(i)    In connection with their appointment to the Board, each Murphy Appointee will execute, and deliver to the Company: (i) the Company’s standard form of Director Confidentiality Agreement, a form of which is attached hereto as Exhibit C and (ii) the Company’s standard form of Indemnification Agreement, a form of which is attached hereto as Exhibit D.

(ii)    Following their appointment to the Board, each Murphy Appointee agrees to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including the Company’s Corporate Governance Guidelines, Code of Ethics, and policies on insider trading, stock ownership and public disclosures. The Company confirms that it has provided, and each Murphy Appointee confirms that it has received, all such Company and Board policies prior to the execution of this Agreement.

2.    2020 Annual Meeting Matters.

(a)    At the 2020 Annual Meeting to be held no later than September 15, 2020, the Board agrees to nominate, recommend, support and solicit proxies for the election of the Murphy Appointees in the same manner and on the same terms as the Company has supported its nominees up for election at prior annual meetings of stockholders at which the election of directors was uncontested.

(b)    In addition, subject to the Murphy Appointees’ compliance with the terms of this Agreement, the Board agrees to submit, recommend, support and solicit proxies for an advisory proposal with respect to the appointment of the Advisory Nominees to the Board immediately following the adjournment of the 2020 Annual Meeting (the “Advisory Nominees Proposal”), in substantially the same manner and on the same terms as the Company has submitted, recommended, supported and solicited proxies for other proposals initiated by the Board.

(c)    If the final vote tabulation for the Advisory Nominees Proposal at the 2020 Annual Meeting receives more votes cast “FOR” than “AGAINST” its approval, the Company will take action necessary to cause the Board to appoint the Advisory Nominees named in the Company’s Proxy Statement for the 2020 Annual Meeting (the “Proxy Statement”) to the Board promptly following the final adjournment of the 2020 Annual Meeting pursuant to a binding Board resolution the Board will adopt at the time the Proxy Statement is filed the form of which is attached hereto as Exhibit K. If the Advisory Nominees Proposal receives more votes cast

“AGAINST” than “FOR” its approval at the 2020 Annual Meeting, the Advisory Nominees shall not be appointed to the Board.

(d)    In connection with this Agreement, the Company shall cause each of the continuing directors to execute and deliver to the Company an irrevocable resignation letter, in the form attached hereto as Exhibit E, that provides that such director will be deemed to have automatically resigned from the Board immediately following the final adjournment of the 2020 Annual Meeting and the appointment of the Advisory Nominees to the Board if the Advisory Nominees Proposal at the 2020 Annual Meeting receives more votes cast “FOR” than “AGAINST” its approval.

(e)    In connection with this Agreement and their appointment to the Board, each of the Murphy Appointees shall execute and deliver to the Company an irrevocable resignation letter, in the form attached hereto as Exhibit F, that provides that such director will be deemed to have automatically resigned from the Board immediately following the final adjournment of the 2020 Annual Meeting if the Murphy Appointee receives more ”WITHHOLD” votes than votes cast “FOR” his election at the 2020 Annual Meeting. Each of these irrevocable resignation letters shall also provide that each Murphy Appointee will immediately be deemed to have resigned from the Board and any committees on which he serves, and the Company’s obligations under Sections 2, 3 and 4 shall terminate effective immediately, if such Murphy Appointee, or an Affiliate (as defined below) or Associate (as defined below) of such Murphy Appointee, breaches the terms of this Agreement. Each of the Murphy Appointees acknowledges and agrees that his resignation pursuant to this Section 2(e) is irrevocable and may not be withdrawn, revoked or rescinded, and further agrees not to challenge or contest the validity of such resignation.

(f)    Mr. Murphy agrees that at the 2020 Annual Meeting, and any adjournment or postponement thereof, he will cause any shares of Common Stock beneficially owned, or controlled, by him and his Affiliates to be present for purposes of establishing a quorum and to cause such shares to be voted by proxy (i) in favor of the Murphy Appointees and in favor of the Advisory Nominees Proposal, (ii) against the election of any person whose nomination for election to the Board has not been recommended by the Board and against any proposal that has not been approved by the Board, and (iii) otherwise in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of any other proposal recommended for stockholder approval by the Board at the 2020 Annual Meeting.

(g)    Upon execution of this Agreement and the appointment of the Murphy Appointees to the Board, Mr. Murphy shall withdraw, and hereby shall be deemed to have withdrawn, the Stockholder Nomination and any demand or threatened demand for an inspection of a stockholder list or other books and records of the Company or its subsidiaries pursuant to Section 220 of the Delaware General Corporation Law or otherwise, together with any and all related materials and notices submitted to the Company in connection with the Stockholder Nomination or any such demand or threatened demand.

3.    Proxy Statement.

(a)    The Company shall be responsible for preparing the definitive Proxy Statement for the 2020 Annual Meeting. In the Proxy Statement, the Company shall provide a background section discussing the Board’s strategic alternatives process through the date of the 2020 Annual Meeting and a summary of potential opportunities available to the Company following the 2020 Annual Meeting should the Advisory Nominees Proposal receive more votes cast “AGAINST” than “FOR” its approval at the 2020 Annual Meeting.

(b)    Mr. Murphy will cooperate, and assist the Company in good faith, in preparing and filing the Proxy Statement with the Securities and Exchange Commission (the “SEC”) prior to July 29, 2020, including: (i) providing the information required to support the election of the Murphy Appointees, (ii) providing the information required to support the Advisory Nominees Proposal, (iii) providing a business description and risk factors, compliant with Items 101 and 105 of Regulation S-K promulgated by the SEC, for the Company’s proposed future operations should the Advisory Nominees Proposal receive more votes cast “FOR” than “AGAINST” its approval at the 2020 Annual Meeting. The business description and risk factors prepared by Mr. Murphy shall be subject to review, comment and final approval by the Company. If Mr. Murphy engages his own counsel to assist in the preparation of the Proxy Statement, including preparing the information set forth in subclauses (i), (ii) or (iii) of this Section 3(b), then the Company shall reimburse Mr. Murphy for reasonable and documented expenses incurred therewith not to exceed $50,000 without the Company’s prior written consent.

4.    Standstill.

(a)    Mr. Murphy, on behalf of himself and his Affiliates (other than Adgero Biopharmaceuticals Holdings Inc., Delmar Pharmaceuticals, Inc.and Kintara Therapeutics, Inc., whom shall not be deemed to be Affiliates of Mr. Murphy), agrees that, from the date of this Agreement until the expiration of the Standstill Period, without the prior consent of the majority of the Board (which shall include the affirmative approval of each of the independent directors) specifically expressed in a written resolution, neither of him nor any of his Affiliates nor any other persons acting under his control or direction, whether now or hereafter existing, will, and he will cause each of his Affiliates and such other persons under his respective control, whether now or hereafter existing, not to, directly or indirectly, alone or in concert with others, in any manner:

(i)    propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company; provided, however, that, for the avoidance of doubt, nothing herein shall otherwise prohibit Mr. Murphy from acquiring Common Stock within the limitations set forth in Section 4(a)(iii) of this Agreement;

(ii)    engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap (other than cash settled swaps) or hedging transactions or otherwise, any (A) interests in any of the Company’s indebtedness, or (B) shares of Common Stock (including any rights decoupled from the underlying securities of the Company) that, following such acquisition, would result in, Mr. Murphy, together with his Affiliates, being or becoming beneficial owners of 5.0% or more of the shares of the then outstanding shares of Common Stock.

(iv)    seek to advise, encourage or influence any person, including without limitation ISS or Glass Lewis, with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company or recommendation thereof, other than in a manner consistent with a recommendation made by the Board;

(v)    sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Mr. Murphy to any person or entity not a (A) party to this Agreement, (B) officer of the Company, or (C) an Affiliate of Mr. Murphy (any person or entity not set forth in clauses (A)-(C) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial ownership interest representing in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

(vi)    take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation or Bylaws or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)    initiate, propose or otherwise “solicit” stockholders of the Company for the approval of any stockholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(viii)    communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, other than communication with stockholders to support the re-election of the Murphy Appointees and to support Advisory Nominees Proposal;

(ix)    engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders;

(x)    publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board (other than as contemplated by this Agreement);

(xi)    call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation or Bylaws;

(xii)    acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(xiii)    seek election or appointment to the Board or seek to place a representative on the Board (other than as contemplated by this Agreement);

(xiv)    seek the removal of any director from the Board (other than as contemplated by this Agreement);

(xv)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement (including, without limitation, any proxy) with respect to the voting of any Common Stock, other than (A) as expressly required by this Agreement and (B) any revocable proxy given in response to a proxy solicitation made by the Company, provided that the proxy provides instructions to vote the shares of Common Stock in accordance with this Agreement;

(xvi)    propose, submit, seek, or encourage any person to propose, submit or seek, nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(xvii)    form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than as contemplated by this Agreement);

(xviii)    take any action that would be deemed, pursuant to this Agreement, to be Acting in Concert (as defined below) with another person relating to any action prohibited by this Section 4, including, without limitation, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;

(xix)    demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;

(xx)    commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly (a) effect, facilitate, further, take, or cause to take place any of the actions expressly prohibited by this Agreement, and (b) effect, facilitate, further, take, or cause to take place any change in the composition of the Board, the strategic direction of the Company, the governance or management of the Company, the sale or purchase of any assets of or by the Company, or the control of the Company; provided, however, that for the avoidance of doubt the foregoing shall not prevent Mr. Murphy from (A) bringing litigation to enforce the provisions of this Agreement or (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Mr. Murphy;

(xxi)    disclose in a manner that could reasonably be expected to become public any intent, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xxii)    enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xxiii)    make any request or submit any proposal to amend the terms of this Section 4 other than through non-public communications with the Board that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxiv)    take any action challenging the validity or enforceability of any of the provisions of this Section 4 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 4;

(xxv)    take any action in connection with the Stockholder Nomination or the 2020 Annual Meeting otherwise than as set forth herein or make or cause or encourage any other person or entity to make or permit any of their Affiliates to make any request or demand after the date of this Agreement for a stockholder list or other books and records of the Company or its subsidiaries pursuant to Section 220 of the Delaware General Corporation Law or otherwise or otherwise pursue any rights thereunder;

(xxvi)    take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the foregoing; or

(xxvii)    otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

Mr. Murphy acknowledges and agrees that any action taken in violation of Section 4(a) shall be void ab initio.

(b)    Notwithstanding the foregoing, nothing in this Section 4 shall prohibit or restrict Mr. Murphy from: (A) communicating privately with the Board or any of the Company’s officers regarding any matter in a manner that does not otherwise violate this Section 4, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 4, and (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Mr. Murphy or any of his respective Affiliates.

(c)    The provisions of this Section 4 shall not restrict in any way the ability of any director of the Company from exercising in good faith his or her rights, powers and privileges as directors, or from fulfilling his or her statutory and fiduciary duties as a director. Neither Mr. Murphy nor any of his Affiliates shall seek to do indirectly through the Murphy Appointees anything that would be prohibited if done by Mr. Murphy or his respective Affiliates. The provisions of this Section 4 shall also not prevent Mr. Murphy from complying with his obligations under this Agreement.

(d)    Mr. Murphy agrees during the Standstill Period to refrain from taking any actions which could have the effect of encouraging other stockholders of the Company or any other persons to engage in actions which, if taken by Mr. Murphy, would violate this Agreement. In addition, a breach of this Agreement by an Affiliate of Mr. Murphy, if such Affiliate is not a party hereto, shall be deemed to occur if such Affiliate engages in conduct that would constitute a breach of this Agreement if such Affiliate was a party hereto to the same extent as Mr. Murphy.

(e)    As used in this Agreement:

(i)    For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such persons would be deemed a “group” under Rule 13d-5(b) of the Exchange Act.

(ii)    the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)    the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)    the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(v)    the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending thirty (30) calendar days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2021 Annual Meeting of Stockholders; and

(vi)    the term “Strategic Transaction” shall mean any sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; the sale or transfer of a majority of the outstanding shares of Common Stock (through a merger, consolidation, acquisition of control, share exchange, stock purchase, tender or exchange offer, including third-party tender offer, business combination or otherwise); any sale or transfer of any material business unit or subsidiary; any spin-off or spin-out transaction involving the Company, its subsidiaries or its business; any dissolution or liquidation; the issuance of more than 20% of the Company’s then outstanding shares of Common Stock in one or a series of transactions; or any change in capital structure, recapitalization or dividend or distribution policy.

(f)    Notwithstanding anything contained in this Agreement to the contrary:

(i)    The provisions of Sections 1, 2, 3 and 4 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; and

(ii)    For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the outstanding equity securities of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another entity immediately after such transaction, the parent entity of such surviving entity).

(g)    During the Standstill Period, upon reasonable written notice from the Company, Mr. Murphy and each of his Affiliates will promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by each such entity or individual. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable law.

5.    Future Related-Party Transactions. If the Advisory Nominees Proposal receives more votes cast “FOR” than “AGAINST” its approval at the 2020 Annual Meeting and the Advisory Nominees are appointed to the Board in accordance with this Agreement, then during the pendency of the Standstill Period, the Company shall agree that it shall not, without first obtaining the approval by a majority of the disinterested members of the Board and any approval of the Company’s stockholders required by Delaware law or the rules and regulations of the Nasdaq Stock Market, enter into (i) a transaction with Viscient involving a Change of Control, (ii) a transaction with Viscient involving the sale or transfer of more than 20% of the outstanding shares of Common Stock (through a merger, consolidation, acquisition of control, share exchange, stock purchase, tender or exchange offer, including third-party tender offer, business combination or otherwise) or (iii) a transaction with Viscient, Mr. Murphy or any of his Affiliates that would be required to disclosed in a Schedule 14A pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. During the Standstill Period, neither the Board nor the Company may amend, waive or repeal this Section 5 or adopt any provision inconsistent herewith.

6.    Representations and Warranties of the Company. The Company represents and warrants to Mr. Murphy that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7.    Representations and Warranties of Mr. Murphy. Mr. Murphy represents and warrants to the Company that (a) as of the date hereof Mr. Murphy beneficially owns, directly or indirectly, only the number of shares of Common Stock as described on Exhibit G and that Exhibit G includes the Common Stock beneficially owned, directly or indirectly, by all Affiliates of Mr. Murphy that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which each such individual or entity has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by Mr. Murphy, and constitutes a valid and binding obligation and agreement of Mr. Murphy, enforceable against such each of them, as the case may be, in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) Mr. Murphy shall use his best efforts to cause his Affiliates and other Investor Agents (as defined below), including each to comply with the terms of this Agreement, (d) the execution, delivery and performance of this Agreement by Mr. Murphy does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which either of them is a party or by which it is bound, (e)

as of the date hereof, Mr. Murphy does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (for example, any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (f) Mr. Murphy has, directly or indirectly, compensated in any way or agreed to and will not, compensate any of the Murphy Appointees or any of the Advisory Nominees for his or her respective service as a candidate or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities, or otherwise, (g) Mr. Murphy or his Affiliates (i) have not had any prior or current relationship with the Investor Designee other than what he has disclosed in written materials previously submitted to the Company hereof, and (ii) will not engage in any other relationship with the Advisory Nominees or any of their respective Affiliates or Associates, including with respect to relationships that could reasonably be deemed to disqualify them from being “independent” under the rules and regulations of the SEC and as defined by the listing standards of Nasdaq while such director serves on the Board.

8.    Mutual Non-Disparagement.

(a)    During the Standstill Period, and subject to any material breach of this Agreement by any of the Parties (provided that such Party shall have ten (10) business days following written notice from such other Party of material breach to remedy such material breach if capable of being cured), the Parties shall each refrain from making, and shall cause their respective Affiliates and its and their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory of (a) in the case of statements, communications or announcements by Mr. Murphy or any of his Affiliates, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries, or (b) in the case of statements, communications or announcements by the Company or any of its Affiliates, Mr. Murphy or any of their respective Affiliates. The foregoing shall not restrict the ability of any person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or (ii) to comply with the laws, rules and regulations of the SEC or any applicable state securities commission.

(b)    The limitations set forth in this Section 8(a) shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 8(a) or in Section 9(a) if such statement by the other party was made in breach of this Agreement.

9.    Public Announcements.

(a)    Neither Mr. Murphy nor his Affiliates shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, other than (A) in accordance with this Agreement or (B) with the prior written consent of the Company, with such consent to be approved by a majority vote of the Board, unless required by applicable law.

(b)    Within four (4) business days of the date of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

10.    Resigning Directors.

(a)    The Company shall enter into a Separation and Mutual Release Agreement, in the form attached hereto as Exhibit H (the “Separation Agreement”) with each of its existing directors who resign from the Board in accordance with this Agreement, including (i) Mr. Maroun and Dr. Shapiro in connection with the appointment of the Murphy Appointees to the Board and (ii) the remaining currently-serving directors following the adjournment of the 2020 Annual Meeting if the Advisory Nominees are appointed to the Board in accordance with the terms of this Agreement. The Director Separation Agreement shall provide for, among other matters, (i) a mutual release of claims through the date of their respective resignations, (ii) a covenant not to sue, (iii) a covenant to defend such directors, (iv) a covenant to continue to indemnify and advance expenses to such directors and comply with the terms of the existing Director Indemnification Agreements, (v) a covenant to extend coverage under the director and officer insurance policy (or policies) maintained by the Company (on the same terms and coverage amounts) as of the date prior to the date such coverage is extended by obtaining a tail policy that has an effective term of six years, (vi) a covenant to defend the Company’s directors with respect to that certain investigation or inquiry by the SEC relating to, among other things, disclosures to investors regarding the efficacy and/or tissue duration of the Company’s liver therapeutic program and products, the Company’s communications with the FDA, and purchases or sales of Company stock by the Company’s officers and directors (the “SEC Investigation”) and (vii) a customary standstill covenant by such director.

(b)    Prior to the 2020 Annual Meeting, the Board will approve the Director Separation Agreement for each resigning director as “fair” to the Company in accordance with Section 144 of the Delaware General Corporation Law. In addition, if the Advisory Nominees are appointed to the Board following the Annual Meeting, the Murphy Appointees and Advisory Nominees agree to take all such necessary actions to call a meeting of the Board after the adjournment of the 2020 Annual Meeting, and agree to ratify the Board’s prior approval of the Director Separation Agreement.

(c)    In connection with the execution of this Agreement, Mr. Murphy shall execute a Release Agreement in favor of the Company’s directors and executive officers, in the forms attached hereto as Exhibits I-1 and I-2, respectively, which shall provide for (i) a general release of claims through the date of this Agreement and (ii) a covenant not to sue.

(d)    Neither Mr. Murphy, any Murphy Appointee, any Advisory Nominees, or, assuming the Advisory Nominees Proposal is approved, the Company, the Board or any officer thereof, may waive the attorney-client privilege with respect to the SEC Investigation, any shareholder litigation, or any derivative litigation without the prior written consent of a majority of the members of the Board serving as directors immediately prior to the 2020 Annual Meeting.

11.    Resigning Officers.

(a)    The Company shall enter into a Separation and Mutual Release Agreement, in the form attached hereto as Exhibit J (the “Officer Separation Agreement”) with each of its existing officers who resign from the Company following the adjournment of the 2020 Annual Meeting. The Officer Separation Agreement shall provide for, among other matters, (i) a mutual release of claims through the date of their respective resignations, (ii) a covenant not to sue, (iii) a covenant to defend such officers, (iv) a covenant to continue to indemnify such officers and comply with the terms of the existing Officer Indemnification Agreements, (iv) a covenant to maintain director and officer liability insurance in an amount not less than is currently in effect, (v) a covenant to defend the Company’s officers with respect to the SEC Investigation, (vi) to comply with any payments due to the officers under the Company’s Severance and Change in Control Plan (the “Plan”) and (vii) and a customary standstill covenant by such officer.

(b)    Prior to the 2020 Annual Meeting, the disinterested members of the Board will approve the Officer Separation Agreement in accordance with Section 144 of the Delaware General Corporation Law.

(c)    In connection with the execution of this Agreement, Mr. Murphy shall execute a Release Agreement in favor of the Company’s directors and officers, in the forms attached hereto as Exhibits I-1 and I-2, which shall provide for (i) a general release of claims through the date of this Agreement and (ii) a covenant not to sue.

(d)    The Officer Separation Agreement shall provide that the Murphy Appointees shall not be treated as “Incumbent Directors” under the Plan, and if the Advisory Nominees are appointed to the Board pursuant to the terms of this Agreement, such appointment shall trigger a “Change in Control” pursuant to the Plan.

12.    Expenses. Each of the Company and Mr. Murphy shall be responsible for their respective fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse Mr. Murphy for expenses he has incurred for the negotiation, execution, and effectuation of this Agreement and the process related to submitting the Stockholder Nomination (and the preparation thereof), not to exceed $60,000.

13.    Specific Performance. Mr. Murphy, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that Mr. Murphy, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party pursuing such relief on the grounds that some other remedy or relief is available at law or in equity.

14.    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail transmission (provided receipt is electronically generated and kept on file by the sending Party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Organovo Holdings, Inc.

440 Stevens Ave, Suite 200

Solana Beach, California 92075

Email: Legal@organovo.com

Attention: Jennifer Bush, Esq.

With copies (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

3570 Carmel Mountain Rd., Suite 200

San Diego, California 92130

Email: jthacker@gunder.com

Attention: Jeffrey Thacker, Esq.

If to Mr. Murphy:

3 Pine Tree Lane

Rolling Hills, CA 90274

Email: kemurph2@gmail.com

With copies (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

500 Fifth Avenue

New York, NY 10110

Email: cdavis@kkwc.com

Attention: Christopher P. Davis, Esq.

15.    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

16.    Jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties hereto or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect of their property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that they will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that they are not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that they or their property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

17.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the Parties other than those expressly set forth herein.

19.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

20.    Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

21.    Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

22.    Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the Parties hereto acknowledges that it has been represented by counsel of their choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

23.    Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

24.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

25.    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company and Mr. Murphy. Notwithstanding anything to the contrary set forth herein, no provision of this Agreement that is intended to confer or that confers a benefit upon a third-party beneficiary shall be amended, modified, waived or otherwise changed without the prior written consent of such third-party beneficiary.

26.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the Parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the Parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the Parties; provided, however, that no Party may assign this Agreement or any rights or obligations hereunder without, with respect to Mr. Murphy, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of Mr. Murphy.

27.    No Third-Party Beneficiaries. The representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon;

provided that the directors and officers of the Company as of the date hereof shall be express third-party beneficiaries of Section 8, Section 10, Section 11, Section 13 and Sections 15 through 28.

28.    Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement as of the date first above written.

THE COMPANY:

ORGANOVO HOLDINGS, INC.

By:	/s/ Taylor Crouch
	Name:	Taylor Crouch
	Title:	Chief Executive Officer

KEITH E. MURPHY

By:	/s/ Keith E. Murphy

[Signature Page to Cooperation Agreement]

Exhibit A

Director Resignation

Exhibit B

Nominee Side Letter

Exhibit C

Director Confidentiality Agreement

Exhibit D

Indemnification Agreement

Exhibit E

Existing Board Member Irrevocable Resignation Letter

Exhibit F

Murphy and Stern Irrevocable Resignation Letter

Exhibit G

Exhibit H

Director Separation and Release

Exhibit I-1

Murphy Director Release

Exhibit I-2

Murphy Officer Release

Exhibit J

Officer Separation and Release

Exhibit K

Binding Board Resolution